UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

Dynegy Inc.
(Name of Issuer)

Common Shares, $0.01 par value
(Title of Class of Securities)

26817R108
(CUSIP Number)

December 31, 2015
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 26817R108	SCHEDULE 13G	Page 2 of 38

1	NAME OF REPORTING PERSON Oaktree Opportunities Fund VIII Delaware, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,365,501 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 4,365,501 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,365,501 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.6% (2)
12	TYPE OF REPORTING PERSON PN

(1)	In its capacity as the direct owner of 4,365,501 shares of common stock of the Issuer (“Shares”).

(2)
All calculations of percentage ownership herein are based upon an aggregate of 120,553,913 Shares outstanding as of October 19, 2015, as reported by the Issuer on Form 10-Q filed with the United States Securities Exchange Commission (the “SEC”) on November 5, 2015 (the “Form 10-Q”).

CUSIP No. 26817R108	SCHEDULE 13G	Page 3 of 38

1	NAME OF REPORTING PERSON Oaktree Opportunities Fund VIIIb Delaware, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 893,392 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 893,392 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 893,392 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7%
12	TYPE OF REPORTING PERSON PN

(1)	In its capacity as the direct owner of 893,392 Shares.

CUSIP No. 26817R108	SCHEDULE 13G	Page 4 of 38

1	NAME OF REPORTING PERSON Oaktree Fund GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,258,893 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 5,258,893 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,258,893 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.4%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree Opportunities Fund VIII Delaware, L.P. and Oaktree Opportunities Fund VIIIb Delaware, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 5 of 38

1	NAME OF REPORTING PERSON Oaktree Huntington Investment Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,215,422 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,215,422 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,215,422 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.0%
12	TYPE OF REPORTING PERSON PN

(1)	In its capacity as the direct owner of 1,215,422 Shares.

CUSIP No. 26817R108	SCHEDULE 13G	Page 6 of 38

1	NAME OF REPORTING PERSON Oaktree Huntington Investment Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,215,422 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,215,422 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,215,422 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.0%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Oaktree Huntington Investment Fund, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 7 of 38

1	NAME OF REPORTING PERSON Oaktree Huntington Investment Fund GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,215,422 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,215,422 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,215,422 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.0%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree Huntington Investment Fund GP, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 8 of 38

1	NAME OF REPORTING PERSON Oaktree Opportunities Fund VIII (Parallel 2), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 171,495 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 171,495 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 171,495 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON PN

(1)	In its capacity as the direct owner of 171,495 Shares.

CUSIP No. 26817R108	SCHEDULE 13G	Page 9 of 38

1	NAME OF REPORTING PERSON Oaktree Opportunities Fund VIII GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 171,495 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 171,495 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 171,495 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Oaktree Opportunities Fund VIII (Parallel 2), L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 10 of 38

1	NAME OF REPORTING PERSON Oaktree Opportunities Fund VIII GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 171,495 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 171,495 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 171,495 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree Opportunities Fund VIII GP, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 11 of 38

1	NAME OF REPORTING PERSON Oaktree Value Opportunities Fund Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,416,374 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,416,374 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,416,374 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON PN

(1)	In its capacity as the direct owner of 1,416,374 Shares.

CUSIP No. 26817R108	SCHEDULE 13G	Page 12 of 38

1	NAME OF REPORTING PERSON Oaktree Value Opportunities Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,416,374 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,416,374 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,416,374 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Oaktree Value Opportunities Fund Holdings, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 13 of 38

1	NAME OF REPORTING PERSON Oaktree Value Opportunities Fund GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,416,374 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,416,374 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,416,374 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree Value Opportunities Fund GP, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 14 of 38

1	NAME OF REPORTING PERSON Opps DGY Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,778,512 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,778,512 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,778,512 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5%
12	TYPE OF REPORTING PERSON PN

(1)	In its capacity as the direct owner of 1,778,512 Shares.

CUSIP No. 26817R108	SCHEDULE 13G	Page 15 of 38

1	NAME OF REPORTING PERSON Oaktree Opportunities Fund IX GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,778,512 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,778,512 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,778,512 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Opps DGY Holdings, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 16 of 38

1	NAME OF REPORTING PERSON Oaktree Opportunities Fund IX GP, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,778,512 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,778,512 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,778,512 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree Opportunities Fund IX GP, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 17 of 38

1	NAME OF REPORTING PERSON Oaktree Fund GP I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,840,696 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 9,840,696 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,840,696 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.2%
12	TYPE OF REPORTING PERSON PN

(1)
Solely in its capacity as the managing member of Oaktree Fund GP, LLC and as the sole shareholder of each of Oaktree Huntington Investment Fund GP Ltd., Oaktree Opportunities Fund VIII GP Ltd., Oaktree Value Opportunities Fund GP Ltd. and Oaktree Opportunities Fund IX GP Ltd.

CUSIP No. 26817R108	SCHEDULE 13G	Page 18 of 38

1	NAME OF REPORTING PERSON Oaktree Capital I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,840,696 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 9,840,696 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,840,696 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.2%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 19 of 38

1	NAME OF REPORTING PERSON OCM Holdings I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,840,696 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 9,840,696 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,840,696 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.2%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree Capital I, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 20 of 38

1	NAME OF REPORTING PERSON Oaktree Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,840,696 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 9,840,696 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,840,696 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.2%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of OCM Holdings I, LLC.

CUSIP No. 26817R108	SCHEDULE 13G	Page 21 of 38

1	NAME OF REPORTING PERSON Oaktree Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,581,803 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 4,581,803 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,581,803 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.8%
12	TYPE OF REPORTING PERSON PN

(1)
Solely in its capacity as the sole director of each of Oaktree Huntington Investment Fund GP Ltd., Oaktree Opportunities Fund VIII GP Ltd., Oaktree Value Opportunities Fund GP Ltd. and Oaktree Opportunities Fund IX GP Ltd.

CUSIP No. 26817R108	SCHEDULE 13G	Page 22 of 38

1	NAME OF REPORTING PERSON Oaktree Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,581,803 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 4,581,803 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,581,803 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.8%
12	TYPE OF REPORTING PERSON CO

(1)	Solely in its capacity as the general partner of Oaktree Capital Management, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 23 of 38

1	NAME OF REPORTING PERSON Oaktree Capital Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,840,696 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 9,840,696 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,840,696 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.2%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the managing member of Oaktree Holdings, LLC and as the sole shareholder of Oaktree Holdings, Inc.

CUSIP No. 26817R108	SCHEDULE 13G	Page 24 of 38

1	NAME OF REPORTING PERSON Oaktree Capital Group Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,840,696 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 9,840,696 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,840,696 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.2%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the duly elected manager of Oaktree Capital Group, LLC.

CUSIP No. 26817R108	SCHEDULE 13G	Page 25 of 38

ITEM 1.	(a)	Name of Issuer:
Dynegy Inc.
	(b)	Address of Issuer’s Principal Executive Offices:
601 Travis Street, Suite 1400 Houston, Texas 77002

ITEM 2.	(a)-(c) Name of Person Filing; Address of Principal Business Office; and Citizenship

This Schedule 13G is filed jointly by each of the following persons (collectively, the “Reporting Persons”) pursuant to a joint filing agreement attached hereto as Exhibit 1:

(1)	Oaktree Opportunities Fund VIII Delaware, L.P., a Delaware limited partnership (“Fund VIII Delaware”), in its capacity as the direct owner of 4,365,501 ordinary shares of the Issuer’s Common Stock;

(2)	Oaktree Opportunities Fund VIIIb Delaware, L.P., a Delaware limited partnership (“Fund VIIIb Delaware”), in its capacity as the direct owner of 893,392 ordinary shares of the Issuer’s Common Stock;

(3)	Oaktree Fund GP, LLC, a Delaware limited liability company (“Fund GP”), in its capacity as the general partner of Fund VIII Delaware and Fund VIIIb Delaware;

(4)	Oaktree Huntington Investment Fund, L.P., a Cayman Islands limited partnership (“HIF”), in its capacity as the direct owner of 1,215,422 ordinary shares of the Issuer’s Common Stock;

(5)	Oaktree Huntington Investment Fund GP, L.P., a Cayman Islands limited partnership (“HIF GP”), in its capacity as the general partner of HIF;

(6)	Oaktree Huntington Investment Fund GP Ltd., a Cayman Islands exempted company (“HIF GP Ltd.”), in its capacity as the general partner of HIF GP;

(7)
Oaktree Opportunities Fund VIII (Parallel 2), L.P., a Cayman Islands limited partnership (“VIII Parallel 2”), in its capacity as the direct owner of 171,495 ordinary shares of the Issuer’s Common Stock;

(8)	Oaktree Opportunities Fund VIII GP, L.P., a Cayman Islands limited partnership (“Fund VIII GP”), in its capacity as the general partner of VIII Parallel 2;

(9)	Oaktree Opportunities Fund VIII GP Ltd., a Cayman Islands exempted company (“Fund VIII GP Ltd.”), in its capacity as the general partner of Fund VIII GP;

(10)	Oaktree Value Opportunities Fund Holdings, L.P., a Delaware limited partnership (“VOF Holdings”), in its capacity as the direct owner of 1,416,374 ordinary shares of the Issuer’s Common Stock;

(11)	Oaktree Value Opportunities Fund GP, L.P., a Cayman Islands limited partnership (“VOF GP”), in its capacity as the general partner of VOF Holdings;

(12)	Oaktree Value Opportunities Fund GP Ltd., a Cayman Islands exempted company (“VOF GP Ltd.”), in its capacity as the general partner of VOF GP;

(13)	Opps DGY Holdings, L.P., a Delaware limited partnership (“DGY Holdings”), in its capacity as the direct owner of 1,778,512 ordinary shares of the Issuer’s Common Stock;

CUSIP No. 26817R108	SCHEDULE 13G	Page 26 of 38

(14)	Oaktree Opportunities Fund IX GP, L.P., a Cayman Islands limited partnership (“Fund IX GP”), in its capacity as the general partner of DGY Holdings;

(15)	Oaktree Opportunities Fund IX GP Ltd., a Cayman Islands exempted company (“Fund IX GP Ltd.”), in its capacity as the general partner of Fund IX GP;

(16)
Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), in its capacity as the managing member of Fund GP and as the sole shareholder of each of HIF GP Ltd., Fund VIII GP Ltd., VOF GP Ltd. and Fund IX GP Ltd.;

(17)	Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), in its capacity as the general partner of GP I;

(18)	OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), in its capacity as the general partner of Capital I;

(19)	Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings”) in its capacity as the managing member of Holdings I;

(20)	Oaktree Capital Management, L.P., a Delaware limited partnership (“Management”), in its capacity as the sole director of each of HIF GP Ltd., Fund VIII GP Ltd., VOF GP Ltd. and Fund IX GP Ltd.;

(21)	Oaktree Holdings, Inc., a Delaware corporation (“Holdings, Inc.”), in its capacity as the general partner of Management;

(22)	Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), in its capacity as the managing member of Holdings and as the sole shareholder of Holdings, Inc.; and

(23)	Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH GP”), in its capacity as the duly elected manager of OCG.

The principal business address of each of the Reporting Persons is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(d)	Title of Class of Securities:

Common Shares, $0.01 par value per share (“Common Stock”)

(e)	CUSIP Number: 26817R108

CUSIP No. 26817R108	SCHEDULE 13G	Page 27 of 38

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

	(a)	[__] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)
	(b)	[__] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)
	(c)	[__] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)
	(d)	[__] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
	(e)	[__] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)
	(f)	[__] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
	(g)	[__] A Parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
	(h)	[__] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
	(i)	[__] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
	(j)	[ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.	OWNERSHIP

(a)-(c) Amount beneficially owned, percent of class, number of shares as to which each person has sole or shared power to vote or direct the vote; sole or shared power to dispose or direct the disposition of:

The responses of the Reporting Persons to Rows 5, 6, 7, 8, 9 and 11 in each of their respective cover pages to this Schedule 13G are incorporated herein by reference.

Fund VIII Delaware directly holds 4,365,501 shares of the Issuer’s Common Stock constituting approximately 3.6% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

Fund VIIIb Delaware directly holds 893,392 shares of the Issuer’s Common Stock constituting approximately 0.7% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

Fund GP, in its capacity as the general partner of each of Fund VIII Delaware and Fund VIIIb Delaware, has the ability to direct the management of the business of each of Fund VIII Delaware and Fund VIIIb Delaware, including the power to vote and dispose of securities held by each of Fund VIII Delaware and Fund VIIIb Delaware; therefore, Fund GP may be deemed to beneficially own the shares of the Issuer’s Common Stock held by each of Fund VIII Delaware and Fund VIIIb Delaware.

HIF directly holds 1,215,422 shares of the Issuer’s Common Stock constituting approximately 1.0% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

HIF GP, in its capacity as the general partner of HIF, has the ability to direct the management of HIF’s business, including the power to vote and dispose of securities held by HIF; therefore, HIF GP may be deemed to beneficially own the shares of Issuer’s Common Stock held by HIF.

HIF GP Ltd., in its capacity as the general partner of HIF GP, has the ability to direct the management of HIF GP’s business, including the power to direct the decisions of HIF GP regarding the vote and disposition of securities held by HIF; therefore, HIF GP Ltd. may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by HIF.

CUSIP No. 26817R108	SCHEDULE 13G	Page 28 of 38

VIII Parallel 2 directly holds 171,495 shares of the Issuer’s Common Stock constituting approximately 0.1% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

Fund VIII GP, in its capacity as the general partner of VIII Parallel 2, has the ability to direct the management of VIII Parallel 2’s business, including the power to vote and dispose of securities held by VIII Parallel 2; therefore, Fund VIII GP may be deemed to beneficially own the shares of the Issuer’s Common Stock held by VIII Parallel 2.

Fund VIII GP Ltd., in its capacity as the general partner of Fund VIII GP, has the ability to direct the management of Fund VIII GP’s business, including the power to direct the decisions of Fund VIII GP regarding the vote and disposition of securities held by VIII Parallel 2; therefore, Fund VIII GP Ltd. may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by VIII Parallel 2.

VOF Holdings directly holds 1,416,374 shares of the Issuer’s Common Stock constituting approximately 1.2% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

VOF GP, in its capacity as the general partner of VOF Holdings, has the ability to direct the management of VOF Holdings’ business, including the power to vote and dispose of securities held by VOF Holdings; therefore, VOF GP may be deemed to beneficially own the shares of the Issuer’s Common Stock held by VOF Holdings.

VOF GP Ltd., in its capacity as the general partner of VOF GP, has the ability to direct the management of VOF GP’s business, including the power to direct the decisions of VOF GP regarding the vote and disposition of securities held by VOF Holdings; therefore, VOF GP Ltd. may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by VOF Holdings.

DGY Holdings directly holds 1,778,512 shares of the Issuer’s Common Stock constituting approximately 1.5% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

Fund IX GP, in its capacity as the general partner of DGY Holdings, has the ability to direct the management of the business of DGY Holdings, including the power to vote and dispose of securities held by DGY Holdings; therefore, Fund IX GP may be deemed to beneficially own the shares of the Issuer’s Common Stock held by DGY Holdings.

Fund IX GP Ltd., in its capacity as the general partner of Fund IX GP, has the ability to direct the management of Fund IX GP’s business, including the power to direct the decisions of Fund IX GP regarding the vote and disposition of securities held by DGY Holdings; therefore, Fund IX GP Ltd. may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by DGY Holdings.
GP I, in its capacity as the managing member of Fund GP and as the sole shareholder of each of HIF GP Ltd., Fund VIII GP Ltd., VOF GP Ltd. and Fund IX GP Ltd., has the ability to direct the management of Fund GP’s business and to appoint and remove the directors and direct the management of the business of each of HIF GP Ltd., Fund VIII GP Ltd., VOF GP Ltd. and Fund IX GP Ltd.  As such, GP I has the power to direct the decisions of each of Fund GP, HIF GP Ltd., Fund VIII GP Ltd., VOF GP Ltd. and Fund IX GP Ltd. regarding the vote and disposition of securities held by each of Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings; therefore, GP I may be deemed to have indirect beneficial ownership of the Issuer’s Common Stock held by each of Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.

CUSIP No. 26817R108	SCHEDULE 13G	Page 29 of 38

Capital I, in its capacity as the general partner of GP I, has the ability to direct the management of GP I’s business, including the power to direct the decisions of GP I regarding the vote and disposition of securities held by Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings; therefore, Capital I may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by each of Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.

Holdings I, in its capacity as the general partner of Capital I, has the ability to direct the management of Capital I’s business, including the power to direct the decisions of Capital I regarding the vote and disposition of securities held by each of Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings; therefore, Holdings I may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by each of Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.

Holdings, in its capacity as the managing member of Holdings I, has the ability to direct the management of Holding I’s business, including the power to direct the decisions of Holdings I regarding the vote and disposition of securities held by each of Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings; therefore, Holdings may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by each of Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.

Management, in its capacity as the sole director of each of HIF GP Ltd., Fund VIII GP Ltd., VOF GP Ltd. and Fund IX GP Ltd., has the ability to direct the management of HIF GP Ltd., Fund VIII GP Ltd., VOF GP Ltd. and Fund IX GP Ltd., including the power to direct the decisions of HIF GP Ltd., Fund VIII GP Ltd., VOF GP Ltd. and Fund IX GP Ltd. regarding the vote and disposition of securities held by HIF, VIII Parallel 2, VOF Holdings and DGY Holdings, respectively; therefore, Management may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by each of HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.

Holdings, Inc., in its capacity as the general partner of Management, has the ability to direct the management of Management’s business, including the power to vote and dispose of securities held by HIF, VIII Parallel 2, VOF Holdings and DGY Holdings; therefore, Holdings, Inc. may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by each of HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.

CUSIP No. 26817R108	SCHEDULE 13G	Page 30 of 38

OCG, in its capacity as the managing member of Holdings, has the ability to direct the management of Holdings’ business, including the power to direct the decisions of Holdings regarding the vote and disposition of securities held by each of Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.  Additionally, OCG, in its capacity as the sole shareholder of Holdings, Inc., has the ability to appoint and remove directors of Holdings, Inc. and, as such, may indirectly control the decisions of Holdings, Inc. regarding the vote and disposition of securities held by each of HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.  Therefore, OCG may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by each of Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.

OCGH GP, in its capacity as the duly appointed manager of OCG, has the ability appoint and remove directors of OCG and, as such, may indirectly control the decisions of OCG regarding the vote and disposition of securities held by each of Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings; therefore, OCGH GP may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by each of Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.

Pursuant to Rule 13d-4 of the Exchange Act, the Reporting Persons declare that filing this Statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Exchange Act, the beneficial owner of any securities covered by this Statement except to the extent of such person’s pecuniary interest in the shares of Common Stock, and except to the extent of its pecuniary interest, such beneficial ownership is expressly disclaimed by each Reporting Person.

All ownership percentages of the securities reported in this Statement are based on an aggregate of 120,553,913 shares of common stock outstanding as of October 19, 2015, as reported by the Issuer on the Form 10-Q.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10.	CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 26817R108	SCHEDULE 13G	Page 31 of 38

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 4, 2016

OAKTREE OPPORTUNITIES FUND VIII DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND VIIIb DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE FUND GP, LLC

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

CUSIP No. 26817R108	SCHEDULE 13G	Page 32 of 38

OAKTREE HUNTINGTON INVESTMENT FUND, L.P.

By:	Oaktree Huntington Investment Fund GP, L.P.
Its:	General Partner

By:	Oaktree Huntington Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE HUNTINGTON INVESTMENT FUND GP, L.P.

By:	Oaktree Huntington Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE HUNTINGTON INVESTMENT FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

CUSIP No. 26817R108	SCHEDULE 13G	Page 33 of 38

OAKTREE OPPORTUNITIES FUND VIII (PARALLEL 2), L.P.

By:	Oaktree Opportunities Fund VIII GP, L.P.
Its:	General Partner

By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE OPPORTUNITIES FUND VIII GP, L.P.

By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE OPPORTUNITIES FUND VIII GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

CUSIP No. 26817R108	SCHEDULE 13G	Page 34 of 38

OAKTREE VALUE OPPORTUNITIES FUND HOLDINGS, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE VALUE OPPORTUNITIES FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

CUSIP No. 26817R108	SCHEDULE 13G	Page 35 of 38

OPPS DGY HOLDINGS, L.P.

By:	Oaktree Opportunities Fund IX GP, L.P.
Its:	General Partner

By:	Oaktree Opportunities Fund IX GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE OPPORTUNITIES FUND IX GP, L.P.

By:	Oaktree Opportunities Fund IX GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE OPPORTUNITIES FUND IX GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

CUSIP No. 26817R108	SCHEDULE 13G	Page 36 of 38

OAKTREE FUND GP I, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE CAPITAL I, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OCM HOLDINGS I, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE HOLDINGS, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

CUSIP No. 26817R108	SCHEDULE 13G	Page 37 of 38

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE HOLDINGS, INC.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

CUSIP No. 26817R108	SCHEDULE 13G	Page 38 of 38

 Exhibit Index

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (previously filed).